Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Appoints Dr. Frank M. Armstrong as Chief Executive Officer

- Accomplished Pharmaceutical and Biotechnology Executive to Lead Organization Forward -

- Robert E. Patricelli elected Non-Executive Chairman of the Board -

BRANFORD, Conn. – March 30, 2006 – CuraGen Corporation (Nasdaq: CRGN), a biopharmaceutical company advancing a pipeline of promising oncology therapeutics, announced today that Dr. Frank M. Armstrong has been appointed President and Chief Executive Officer. CuraGen also announced today the election of Robert E. Patricelli as Non-Executive Chairman of the Board.

Dr. Armstrong comes to CuraGen Corporation with more than twenty years of experience obtained at major pharmaceutical companies, including Bayer AG and Zeneca Pharmaceuticals, and in the biotechnology sector. Throughout his career, Dr. Armstrong has successfully led the worldwide development, regulatory approval and commercialization of drugs across a variety of therapeutic areas including oncology, anti-infectives, and antipsychotics.

“Frank’s ability to bring novel drugs to the market, his track record of success in business development and the organizational and managerial expertise he has obtained over the years make him a perfect fit for CuraGen,” stated Patrick J. Zenner, member of the CuraGen Board of Directors and outgoing interim Chief Executive Officer and Chairman. “Frank’s skills complement the talents and resources possessed by CuraGen, and we are extremely pleased that he will be leading the organization forward.”

“On behalf of the management team at CuraGen, we are extremely pleased to welcome Frank aboard and look forward to working closely with him in order to continue advancing our promising oncology pipeline and make a difference in the lives of patients,” stated Timothy Shannon, M.D., Executive Vice President of Research and Development and Chief Medical Officer at CuraGen.

Dr. Armstrong has held roles of increasing responsibility including Senior Vice President Medical Research and Communications Group at Zeneca Pharmaceuticals (now AstraZeneca) from May 1985 through May 1998, and was Head of Worldwide Product Development for Bayer AG from May 1998 to December 2001. Throughout his tenure in the pharmaceutical industry, Dr. Armstrong has led the commercialization and launch of numerous drug products worldwide. Dr. Armstrong has also assisted in strategic portfolio management, fostered business development through partnering and licensing activities, led the lifecycle management of marketed products, been responsible for all aspects of patient and drug safety and pharmacovigilence, and played an integral role in the development of sales and marketing strategies.

During the past four years Dr. Armstrong has applied his considerable skills at smaller technology and biotechnology companies where he successfully raised capital, licensed products and advanced pipelines. Dr. Armstrong was Chief Executive Officer of Phoqus, a private drug delivery company, Chief Executive Officer of Provensis, a company developing treatments for varicose veins, and most recently Chief Executive Officer of Bioaccelerate, a drug development company utilizing a novel business model for the acquisition and advancement of potential drug candidates. Dr. Armstrong was appointed to the CuraGen Board of Directors in 2005, and will continue to serve as a member and will become a Member of the Board of 454 Life Sciences, a majority-owned subsidiary of CuraGen. Dr Armstrong will continue to serve on the Board of Directors of Avidex, Ltd, Oxford, UK.

Dr. Armstrong holds degrees in Biochemistry and Medicine from the University of Edinburgh in Scotland, is an elected Fellow of the Royal College of Physicians and an elected Fellow of the Faculty of Pharmaceutical Medicine.

Dr. Armstrong commented, “I am delighted to have this opportunity to help realize the full potential of CuraGen’s pipeline of protein, antibody, and small molecule therapeutics. The Company has made important progress over the past few years, and I believe that CuraGen is now poised for significant value creation as we bring velafermin, PXD101, and CR011 through important clinical development milestones and work to generate value from our additional assets.”

Mr. Patricelli stated, “We were delighted to welcome Frank onto the CuraGen Board in 2005, and his in-depth knowledge of the company and its people, and they of him, give us confidence that this is the right choice, and that Frank will hit the ground running as President and CEO.” Mr. Patricelli is Chief Executive Officer of Evolution Benefits and of Women’s Health USA, has been a member of CuraGen’s Board of Directors since 1997 and was Lead Director from 2002 until his appointment as Non-Executive Chairman.

CuraGen’s founder Jonathan M. Rothberg, Ph.D., stepped down as Chief Executive Officer in May 2005. Dr. Rothberg currently serves as a member on the CuraGen Board and is Chairman of the Board of 454 Life Sciences. Mr. Zenner was appointed chair of the CEO search committee in April 2005 and was appointed in May 2005 to serve as interim Chief Executive Officer and Chairman of the Board. Mr. Zenner will continue to serve as a member on the CuraGen Board.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing CuraGen’s pipeline of products for unmet medical needs. CuraGen is headquartered in Branford, Connecticut. For additional information please visit http://www.curagen.com.

Safe Harbor

This press release contains forward-looking statements including statements that CuraGen is poised for significant value creation as it brings velafermin, PXD101, and CR011 through important clinical development milestones and works to generate value from its additional assets. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of the drug development programs of CuraGen will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources; the success of competing products and technologies; technological uncertainty and product development risks; uncertainty of additional funding; CuraGen’s history of incurring losses and the uncertainty of achieving profitability; CuraGen’s stage of development as a biopharmaceutical company; government regulation; patent infringement claims against CuraGen’s products, processes and technologies; the ability to protect CuraGen’s patents and proprietary rights; uncertainties relating to commercialization rights; and product liability exposure. Please refer to CuraGen’s Annual Report on Form 10-K for the period ended December 31, 2005 for a complete description of these risks. CuraGen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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